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                                                                   EXHIBIT 10.26

                               BREAK-UP AGREEMENT


                           Agreement Number: STL93035


         THIS AGREEMENT, effective as of the 10th day of April, 1993, is made by and between Object Design, Inc., a Delaware corporation with its principal office location at One New England Executive Park, Burlington, Massachusetts 01803 (hereinafter referred to as "ODI") and International Business Machines Corporation, a New York corporation with an office located at 555 Bailey Ave., PO Box 49023 , San Jose, California 95161 (hereinafter referred to as "IBM").

         WHEREAS, IBM and ODI are entering into certain transactions involving the use of ODI's software by IBM; and

         WHEREAS, such transactions are of sufficient strategic importance to IBM that IBM would like the option to acquire certain rights in ODI's source code and other related materials; and

         WHEREAS, ODI is willing to provide such an option to acquire such rights in ODI's source code and other related materials on the terms set forth herein; and

         WHEREAS, IBM and ODI wish to provide for the terms under which either of them may terminate certain agreements between them.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and adequate consideration the parties hereto agree as follows:

1.       DEFINITIONS

         The following terms are defined for the purpose of this Agreement as follows:

         1.1 "Application" shall mean a software program that IBM develops in accordance with the IUSA and which incorporates or is designed to run with Software.
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         1.1a "Break-Up Application" shall mean an Application designed to run with Break-Up Software.

         1.1b "IUSA Application" shall mean an Application designed to run with IUSA Software.

         1.2 "Break-Up Option" shall mean the option of either IBM or ODI to terminate certain portions of agreements between them pursuant to Section 2 hereof.

         1.3 "Contract Documents" shall mean the Agreement Regarding Confidential Information between IBM and ODI dated February 22, 1993 ("ARCI"), the Internal Use and Substrate Agreement between IBM and ODI dated as of the date hereof ("USA"), the Master Agreement between IBM and ODI dated as of the date hereof ("Master Agreement"), the Stock Purchase Agreement between IBM and ODI dated as of the date hereof ("Stock Purchase Agreement"), the Escrow Agreement dated as of the date hereof among IBM, ODI and Data Securities International, Inc., the Distribution Agreement, if any, subsequently entered into by IBM and ODI, and, where the context permits, this Agreement.

         1.4 "Custodian" shall mean the person or entity designated as the Custodian under the Escrow Agreement, as from time to time modified by the parties hereto.

         1.5 "Customer" shall mean a permitted sublicensee of one or more Applications.

         1.6 "Derivative Documents" shall mean any Derivative Work which consists of written documents other than source-code listings.

         1.7 "Derivative Object Code" shall mean any binary, object or executable file which results from compiling, assembling or link-editing Derivative Source Code or a combination of Derivative Source Code and Escrowed Source Code.

         1.8 "Derivative Source Code" shall mean any Derivative Work which consists of computer programming code, or accompanying documentation, in a human-intelligible form.


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         1.9 "Derivative Work" shall mean (a) any work which is based upon or derived from or contains any portion of the Escrowed Materials, such as a revision, modification, translation, enhancement, abridgment, combination or any other form in which such Escrowed Materials may be recast, transformed or adapted, regardless of packaging or naming of such work, and (b) any other work which, if prepared without authorization of the owner of the copyright in the Escrowed Materials, would constitute copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates any part of such a preexisting work.

         1.10 "Development Environment" shall mean a configuration of the Software intended for use in developing applications which incorporate or are designed to run with Software.

         1.10a "Break-Up Development Environment" shall mean a Development Environment which uses the Break-Up Software.

         1.10b "USA Development Environment" shall mean a Development Environment which uses the IUSA Software.

         1.11 "Documentation" shall mean textual material, whether human- or machine-readable, that describes the design, functions, operations or use of the Software.

         1.12 "Error" shall mean any mistake, problem or defect in Code or Documentation which causes (1) an incorrect functioning or non-functioning of code or (2) an incorrect or incomplete statement or diagram in Documentation, if such mistake, problem or defect renders the code inoperable, causes the Code to fail to meet the specifications thereof, causes the Documentation to be inaccurate or inadequate in any material respect, causes incorrect results or causes incorrect functions to occur.

         1.13 "Escrowed Documents" shall mean that portion of the Escrowed Materials which consists of written documents other than source code listings.

         1.14 "Escrowed Materials" shall mean the materials initially deposited into escrow pursuant to the Escrow Agreement, all updates thereto subsequently so deposited, and all other materials subsequently so deposited that are designated as


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"Escrowed Materials" for purposes hereof by the mutual agreement of the parties.

         1.15 "Escrowed object Code" shall mean any binary, object or executable files which result from compiling, assembling or link-editing the Escrowed source code.

         1.16 "Escrowed Source Code" shall mean that portion of the Escrowed Materials which consists of computer programming code in a human-intelligible form.

         1.17 "Framework Application" shall mean any Application which:

                  (a) Has an architecture which involves (i) a separate module or component responsible for storage and exchange of data and metadata (the "Framework Platform") and (ii) a variable number of modules or components responsible for data analysis, data manipulation or other processing which interact with the Framework Platform to store, retrieve or exchange data (the "Framework Tools"); and

                  (b) Allows (but does not necessarily require), an openended set of Framework Tools to interact with the Framework Platform, including Framework Tools which may be developed, marketed or distributed not only by IBM, but also by entities other than IBM.

         Unless the context indicates otherwise, the use of the term "Framework Application" in this Agreement shall denote both Framework Platforms and Framework Tools. If an Application which is capable of being run stand alone is connected to a Framework Application as a Framework Tool, the existence of such connection shall not affect any royalty obligations in respect of Substrate software which might otherwise arise with respect to such Application.

         1.18 "Framework Software" shall mean the Software when used as Substrate Software in a Framework Platform, Framework Tool,, Framework Application, or any combination thereof. Although Substrate Software is, in general, limited to the Runtime Environment, Framework Software may be either the Runtime


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Environment, the Extension Environment or the ADCP Development Environment.

         1.18a "Break-Up Framework Software" shall mean the Break-up Software when used as Framework Software.

         1.18b "IUSA Framework Software" shall mean the IUSA Software when used as Framework Software.

         1.19 "IBM Notes" shall mean that portion of the ARCI Materials (as defined in Section 2.1-d hereof) that consists of summaries, annotations or notes prepared by IBM in accordance with the provisions of the ARCI and that relate directly to Escrowed Materials.

         1.20 "Internal Use Software" shall mean the Software when used internally by IBM, its Subsidiaries or its subcontractors in accordance with this Agreement (a) for the development of Applications or (b) for the operation of applications that are not commercially available. Internal Use Software may be either the Runtime Environment or the Internal Use Development Environment.

                  1.20a "Break-Up Internal Use Software" shall mean the Break-Up Software when used as Internal Use Software.

                  1.20b "IUSA Internal Use Software" shall mean the IUSA Software when used as Internal Use Software.

         1.21 "IUSA" shall mean the Internal Use and Substrate Agreement between the parties, dated as of the date hereof.

         1.22 "Runtime Environment" shall mean a configuration of the Software which is not intended for use in developing applications (except to the extent that a Customer indirectly uses a Runtime Environment embedded in an Application which Application is itself intended for use in developing applications), but does include all the code and utilities needed to execute applications developed using ODI's Software. The Runtime Environment does not provide certain schema generation facilities and certain other tools that are provided by the Development Environment.


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                  1.22a "Break-up Runtime Environment" shall mean a Runtime
         Environment which uses the Break-Up Software.

                  1.22b "IUSA" Runtime Environment" shall mean a Runtime Environment which uses the IUSA Software.

         1.23 "Seat" shall mean (a) as to the Break-Up Development Environment, each person who executes the Break-Up Development Environment, and (b) as to the Break-Up Runtime Environment, each unique combination of (i) a workstation, terminal, or other display device and (ii) an instance of any application or other software program which link-edits (either dynamically or statically) to, and runs in the same process-space as, the Break-Up Runtime Environment. Break-Up Internal Use Software licenses granted with respect to a particular seat may be transferred from one person to another, but any given license may not, in general, be transferred more than once in a given month. Notwithstanding the foregoing, in the case of the MVS and AS/400 versions of the Software, Seat shall mean the central processing unit.

         1.24 "Shares" shall mean all of the 2,601,877 shares of ODI Series E and 1,148,818 shares of Series F Convertible Preferred Stock to be acquired by IBM, pursuant to the Stock Purchase Agreement, and all shares of capital stock that IBM may acquire upon conversion or exchange of such Shares, whether pursuant to the terms of such Shares, recapitalization, merger, combination, stock dividend, stock split or similar events.

         1.25 "Software" shall mean either the IUSA Software or the Break-Up Software.

                  1.25a "Break-up Software" shall mean any Derivative object Code or Escrowed object Code and any associated Documentation.

                  1.25b "IUSA Software" shall mean any Software (as the term is defined in the IUSA) which IBM licenses pursuant to the IUSA.

         1.26 "Source Code option" shall mean IBM's option to receive the Escrowed Materials pursuant to Section 3 and certain license grants pursuant to
Section 6 hereof upon payment of the Option Price pursuant to Section 4 of this Agreement.


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         1.27 "Sub-Distributor" shall mean an IBM Subsidiary or other third party that has an agreement with IBM or an IBM Sub-Distributor to distribute Applications to Customers in accordance with the terms of this Agreement.

         1.28 "Subsidiary" shall mean a corporation, company or other entity (i) at least fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities, as may be the cause in a partnership, joint venture or unincorporated association, but at least fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         1.29 "Substrate Software" shall mean the Software when used in accordance with this Agreement as a data-storage substrate of an Application. Unless otherwise agreed to by ODI in writing, Substrate Software shall only comprise the Runtime Environment. If a particular usage of the Software would qualify as both Substrate Software and Framework Software, such Software shall be deemed to be Framework Software for the purposes of this Agreement.

                  1.29a "Break-Up Substrate Software" shall mean the Break-up Software when used as Substrate Software.

                  1.29b "IUSA "Substrate Software" shall mean the IUSA Software used as Substrate Software.

         1.30 "Trigger Certificate" shall mean either the Source Code Trigger Certificate or the Bankruptcy Trigger Certificate.

                  1.30a "Bankruptcy Trigger Certificate" shall mean IBM's certification that a Triggering Event as set forth in Appendix A to the Escrow Agreement (other than the exercise of the Source Code Option) has occurred.


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                  1.30b "Source Code Trigger Certificate" shall mean ODI's
         certification substantially in the form of Exhibit II to the Escrow Agreement to the effect that IBM has duly exercised the Source Code Option and surrendered the Shares or paid the value thereof in accordance with Section 4 hereof.

2.       EXERCISE OF BREAK-UP OPTION

         2.1 At any time during the period beginning on April 10, 1996 and ending upon the expiration or termination of this Agreement, either party may terminate or modify the Contract Documents as set forth in this Section 2.1. A party may effect such termination by delivering written notice to the other party of such election to terminate at least (9) months prior to the effective date of such termination (the "Break-Up Date"). On the Break-Up Date,

         a. the Master Agreement shall terminate, except to the extent that the provisions thereof remain applicable to any Statement of Work that may be in effect on and after the Break-Up Date ("Statement of Work");

         b. the IUSA and the Distribution Agreement, if any, described in
         Section 8 hereof shall continue in effect, except that the pricing and other terms thereof shall be changed as provided in such agreements;

         c. the ARCI shall continue in effect;

         d. IBM shall promptly return to ODI (or certify in writing that it has destroyed within sixty days after the Break-Up Date) all Confidential Information (as defined in the ARCI), except (i) IBM may retain one Archival Copy (as defined in Section 10 of the ARCI) of all Confidential Information ("ARCI Materials") and (ii) IBM may retain such ARCI Materials as may be required to complete any Statement of Work under the Master Agreement, and when such Statement of Work, if any, is completed, IBM shall then promptly return to ODI (or certify in writing that it has destroyed within sixty days) all such ARCI Materials that had been retained by IBM pending completion of the Statement of-Work. The


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         ARCI Materials shall remain subject to the provisions (including confidentiality provisions) of the ARCI; and

         e. the right of first refusal set forth in Section 1 of the Stockholders' Agreement among ODI, IBM and certain other stockholders of ODI and the provisions set forth in Sections 9.01, 9.02 and 9.04 of the Stock Purchase Agreement shall terminate on the Break-Up Date.

         2.2 IBM may accelerate the Break-Up Date, as provided in Section 3.2b hereof, at any time after both (i) April 10, 1996 and (ii) the date on which ODI has given the notice as described in Section 3.2b.

         2.3 Any notice given pursuant to Section 2.1 shall be irrevocable, unless the parties otherwise agree in writing.

         2.4 IBM and ODI each agrees that it will cooperate in good faith to coordinate the disclosure of the exercise of the BreakUp option or the Source Code Option. Neither party will disclose the exercise of the Break-Up Option or the Source Code Option during the period between notice of exercise of either such option and the Break-Up Date without the consent of the other party, which consent will not be unreasonably withheld. If either party is required by law to disclose the Break-Up Option or the Source Code Option, it shall give the other party as much prior notice as practical of such disclosure.

3.       SOURCE CODE OPTION; BANKRUPTCY

         3.1 Subject to the terms and conditions of this Agreement, IBM shall have the right to acquire possession of the Escrowed Materials and licenses to use and sublicense the Escrowed Materials, but only as set forth in Section 6 hereof (the "Licenses"), (i) on the Break-Up Date in accordance with the provisions of Section 3.2 hereof or (ii) on the Bankruptcy Date in accordance with the provisions of Section 3.3 hereof.

         3.2 on the Break-Up Date, IBM may acquire possession of the Escrowed Materials by exercising its Source Code Option as follows:


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         a. If IBM shall have given notice of its election to exercise the
         Break-Up Option pursuant to Section 2.1 hereof, then it may exercise its Source Code Option on the Break-Up Date, provided it (i) gives written notice thereof to ODI within six (6) months after the date on which ODI received IBM's notice of exercise of the Break-Up Option, and
         (ii) delivers the payment for the Escrowed Materials as provided in
         Section 4 hereof.

         b. If ODI shall have given notice of its election to exercise the Break-Up Option pursuant to Section 2.1 hereof, then IBM may exercise its Source Code Option on the Break-Up Date, provided it (i) gives written notice thereof to ODI within eight (8) months after the date on which IBM received such notice of ODI's exercise of the Break-Up Option, and (ii) delivers payment for the Escrowed Materials as provided in Section 4 hereof. IBM may elect in its notice of exercise of the Source Code Option under this Section 3.2b to accelerate the Break-Up Date and the exercise of the Source Code option to a date no less than thirty (30) days after the date on which ODI receives notice of IBM's exercise of the Source Code Option.

         C. IBM's right to exercise the Source Code Option shall terminate if IBM has not exercised the Source Code Option in accordance with this
         Section 3 and paid the consideration therefor in accordance with
         Section 4 hereof.

         3.3 IBM shall have the right to acquire possession of the Escrowed Materials (a) on the date when (i) IBM shall have delivered a Demand Notice to the Custodian pursuant to Section 9.5.2 of the Escrow Agreement and (ii) ODI has not opposed the Release of the Escrowed Materials in accordance with Section 9.4 thereof or (b) if ODI shall have challenged such release, on the date when ODI subsequently withdraws in writing its challenge or a final judgment of a court of competent jurisdiction decides that IBM has the right to possession of the Escrowed Materials (in either case the "Bankruptcy Date").

4.       PAYMENT FOR ESCROWED MATERIALS

         4.1 Subject to the provisions of Section 4.2 hereof, IBM shall pay ODI for delivery of the Escrowed Materials by


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delivering all of the Shares, duly endorsed for transfer and free of all liens, encumbrances or other restrictions, to ODI on the Break-Up Date or the Bankruptcy Date, as the case may be.

         4.2 In the event that IBM (i) shall not have purchased all of the Shares or (ii) shall have sold or otherwise transferred any of the Shares, whether to ODI or otherwise, on or before the Break-Up Date or the Bankruptcy Date, as the case may be, then IBM shall pay ODI for any Shares not transferred to ODI on the Break-Up Date or the Bankruptcy Date, as the case may be, by delivering to ODI on the Break-Up Date or the Bankruptcy Date, as the case may be, a bank or certified check in an amount equal to the fair value of the Shares not being transferred to ODI. The fair value of the Shares shall be determined as follows:

         a. If ODI's common stock is traded on a national stock exchange or a national over-the-counter market, the fair value of each Share shall be equal to the average of (x) the average closing price per share of ODI's common stock reported by such exchange or market on the ten days immediately preceding the date of the notice described in Section 2.1 and (y) the average closing price per share of ODI's common stack reported by such exchange or market on the ten days immediately preceding the Break-Up Date or the Bankruptcy Date, as the case may be.

         b. If ODI's shares are not traded on a national stock exchange or a national over-the-counter market, the fair value of the Shares shall be equal to (i) the average of (w) the highest price for which ODI could be sold to an independent third party during the ten days immediately preceding the date of the notice described in Section 2.1 and (x) the highest price for which ODI could be sold to an independent third party during the ten days immediately preceding the Break-Up Date or the Bankruptcy Date, as the case may be, multiplied by (ii) the amount obtained by dividing (y) the number of shares of ODI's common stock represented by the Shares on a fully-converted basis by (z) the total number of fully diluted shares of common stock of ODI issued and outstanding. The determination of the highest price for which ODI could be sold to an independent third party shall be made by an independent appraiser or investment banking firm of national standing selected by


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         mutual agreement of ODI and IBM. ODI and IBM agree to negotiate in good faith in the selection of such appraiser or investment banking firm.

5.       RELEASE FROM ESCROW

         5.1 Upon IBM's exercise of the Source Code Option and payment of the Shares or the fair value thereof, as determined in accordance with Section 4.2, as the case may be, on the Break-Up Date, ODI shall simultaneously with such exercise and payment deliver to IBM the Source Code Trigger Certificate which IBM may in turn deliver to the Custodian under the Escrow Agreement.

         5.2 IBM may also receive the Escrowed Materials on the Bankruptcy Date pursuant to Section 3.3 hereof and Section 9.5.2 of the Escrow Agreement, and upon delivery of payment for the Escrowed Materials as provided in Section 4 hereof simultaneously with receipt of the Escrowed Materials.

6.       LICENSE GRANT

         6.1 Subject to the terms and conditions of this Agreement (including but not limited to Sections 4 and 7 hereof), ODI hereby grants to IBM the following world-wide, non-exclusive, non-transferable Licenses under ODI's patents, copyrights and other intellectual property rights. The Licenses granted in subsections a-d hereof become effective only on either (i) the Break-Up Date, provided that IBM exercises the Source Code Option in accordance with Section 3 hereof or (ii) the Bankruptcy Date, provided IBM delivers a valid Demand Notice to the Custodian under the Escrow Agreement in accordance with the provisions of
Section 3.3 hereof and Section 9.5.2 of the Escrow Agreement, and the License granted under subsection (h) hereof shall become effective only on the seventh anniversary of the First Date, as defined in Section 7.2a hereof, at which time it shall replace the License set forth in subsection 6.1(a) hereof which shall terminate on such date:

         a. A license to prepare (and have prepared under the terms and conditions as set forth in Section 6.1 g hereof), Derivative Works from
         (i) the Escrowed Materials and (ii) IBM Notes; provided, however, that such Derivative Works shall remain subject to the terms and conditions of this


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         Agreement and IBM shall only use, copy, license, sublicense and otherwise exploit such Escrowed Materials, IBM Notes and Derivative works as necessary to exercise the Licenses granted herein; and provided further that IBM shall not sell, license, sublicense, distribute or in any way transfer, disclose or make available any Escrowed Source Code or Derivative Source Code to any party other than to IBM, to any IBM Subsidiary that expressly agrees in writing to assume the terms and conditions of Sections 6, 10, 11, 13, 15, 16, 23 and 24 of this Agreement and Section 3 of the IUSA, substituting "Break-Up Internal Use Software" for "Internal Use Software", which
         Section 3 is incorporated by reference herein, and to a subcontractor, if any, that ODI agrees may perform tasks in accordance with the terms set forth in Section 6.1g of this Agreement.

         b. A license to (i) copy and distribute internally and to sublicense to IBM Subsidiaries and (ii) use the Break-Up Internal Use Software, in each case to the same extent and subject to the terms set forth, or referred to, in Section 3 of the IUSA, substituting "Break-Up Internal Use Software" for "Internal Use Software", which Section 3 is incorporated by reference herein.

         c. A license to use, copy, market, distribute and sublicense by itself and through authorized Sub-Distributors the Break-Up Substrate Software as part of and embedded in Applications, to the same extent as set forth in and subject to the terms and conditions set forth or referred to in said Section 3 of the IUSA, substituting "Break-Up Substrate Software" for "Substrate Software" and "Break-Up Application" for "Application".

         d. A license to use, copy, market, distribute and sublicense by itself and through authorized Sub-Distributors the Break-Up Framework Software to the same extent as set forth in and subject to said Section 3 of the IUSA and any Framework Supplement (as defined in the IUSA) that may be executed by ODI and IBM prior to the Break-Up Date, substituting "Break-Up Framework Software" for "Framework Software" and "Break-Up Application" for "Application".


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         e. Notwithstanding the foregoing, Section 3.9 of the IUSA shall not apply to any of the provisions of this section 6.1.

         f. From and after the seventh anniversary of the First Date (as defined in Section 7.2a hereof) the Licenses granted in this Section 6 b-d shall become royalty-free.

         g. Notwithstanding provisions in this Agreement to the contrary, to the extent that IBM considers it necessary or desirable to subcontract the creation of Derivative works, IBM will advise ODI, specifying such portions of Derivative Works and identifying the intended subcontractor. Any such subcontractor shall be subject to prior written approval by ODI, which approval ODI will not unreasonably withhold, taking into account, among other factors, competitive considerations. Before any such subcontractor begins its performance hereunder:

         1. the subcontractor must enter into a written agreement with IBM that binds such subcontractor to IBM's obligations Sections 6, 10, 11, 13, 15, 16, 23 and 24 of this Agreement;

         2. such written agreement must make ODI an intended third party beneficiary of that agreement;

         3. a copy of relevant portions of such agreement must be provided to ODI;

         4. IBM shall indemnify and hold harmless ODI for any breach of such agreement, provided that ODI notifies IBM in writing of such claim and allows IBM a reasonable period of time to cure any breach, and cooperates with IBM's efforts to cure any breach; and

         5. IBM hereby agrees that it will remain directly liable and responsible to ODI for performance of the Subcontractor's obligations under the ARCI and this Agreement. Except as expressly provided above, IBM shall have no right to subcontract the rights granted under this Section 6.1.


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         h. Royalty free Licenses, from and after the seventh anniversary of the
         First Date (1) to prepare (and have prepared) Derivative Works from (i) the Escrowed Materials and (ii) IBM Notes and (2) to use, copy, license and sublicense the Escrowed Source Code and Derivative Source Code. IBM shall only use, copy, license, sublicense and otherwise exploit such Escrowed Materials, IBM Notes, Derivative works, Escrowed Source Code and Derivative Escrowed Source Code as necessary to exercise the Licenses granted herein and subject to Sections 6.lb - d, 6.3 and 6.4 hereof and Section 4.1 of the IUSA, except that certain provisions of Sections 3 of the IUSA as referenced in the Licenses shall not pertain, namely those provisions requiring IBM to (i) have specific written agreements with Sub-Distributors, Subsidiaries and Special Contractors,
         (ii) indemnify ODI relating to these agreements, or (iii) execute a Framework Supplement before creating any additional Framework Applications.

         6.2 Any Break-Up Software licensed or sublicensed internally or to IBM Subsidiaries or to a third party pursuant to Section 6.1 above shall be sublicensed in accordance with the provisions of Sections 4.1, 4.2, 4.3 and 4.8, and any schedules referred to therein, of the IUSA substituting "Break-Up Software" for "Software", which Sections 4.1, 4.2, 4.3 and 4.8 are incorporated by reference herein.

         6.3 This Agreement does not grant or convey any title to or ownership rights in the Escrowed Materials or any part of the Escrowed Materials, any copies thereof, or any proprietary rights therein (including, without limitation, copyrights, patents and trade secrets), which title and ownership rights shall be and remain vested in ODI or its licensors. Nothing herein shall be construed to grant IBM any rights by implication or estoppel, and IBM shall be licensed only those rights expressly enumerated in this section 6. Except as set forth below in this Section 6.3, all rights in the Escrowed Materials and the Derivative works not expressly enumerated in this Section 6 shall at all times remain and inure in ODI. Without limiting the generality of the foregoing, IBM shall have no rights hereunder in any ODI products, enhancements or modifications made by ODI other than rights in the Escrowed Materials as expressly set forth in this Agreement and any other rights as may be set forth in any other


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agreements between IBM and ODI. However, IBM shall have title to and ownership rights (including but not limited to patent, copyright, license, sublicense and other rights, notwithstanding any provisions herein, if any, to the contrary) in and to all modifications, additions, enhancements and other changes or improvements made by or for IBM to the Escrowed Materials in accordance with the terms of this Agreement ("IBM Materials"), subject only to the terms of this Agreement and proprietary rights (including copyrights and patents) of ODI or its licensors.

         6.4 ODI has incorporated into its Software the certain third party products set forth in the Certificate of Originality (Schedule 9 to the IUSA) and may incorporate subsequent third party products in its Software ("Third Party Products"). The rights granted to IBM hereunder with respect to Third Party Products (whether listed on Schedule 9 to the IUSA or that subsequently become part of the Software) shall be limited to such rights as ODI shall have the right to convey under the terms of the relevant agreements conveying rights to Third Party Products to ODI.

7.       ROYALTIES

         7.1 As payment for the Licenses, IBM shall pay fees and royalties to ODI with respect to the use, license and sublicense of any Break-Up Software for a period of seven years as set forth below. Such fees and royalties shall be a declining percentage (as set forth in Section 7.2 hereof) of the license fees and royalties that would be in effect and payable under the IUSA immediately prior to the Break-Up Date or the Bankruptcy Date, as the case may be, assuming that the terms and conditions of the IUSA with respect to Internal Use Software, Substrate Software and Framework Software, respectively, shall be deemed to apply to Break-Up Internal Use Software, Break-Up Substrate Software and Break-Up Framework Software, respectively (the "Pro Forma IUSA Royalties"); provided that the calculation of discounts and royalty payments owed under the IUSA, the Distribution Agreement, if any, and this Agreement shall be performed separately and without regard to such calculations under any other agreement.

         7.2 The declining percentage of the applicable Pro Forma IUSA Royalties shall be as follows:

         a. From the Break-Up Date or the Bankruptcy Date, as the case may be, until the third anniversary date of the first commercial shipment of the first Break-Up Software by IBM ("First Date"), IBM shall pay ODI fees and royalties on any Break-Up Software licensed or sublicensed during this period equal to 100% of the Pro Forma IUSA Royalties.

         b. From the date immediately after the third anniversary of the First Date to the fifth anniversary of such date, IBM shall pay ODI fees and royalties on any Break-Up Software licensed or sublicensed during this period equal to 50% of the Pro Forma IUSA Royalties.

         c. From the date immediately after the fifth anniversary of the First Date to the seventh anniversary of such date, IBM shall pay ODI fees and royalties on any Break-Up Software licensed or sublicensed during this period equal to 25% of the IUSA Royalties.

         7.3 All fees and royalties payable pursuant to this Section 7 shall be paid in accordance with the terms set forth in the IUSA or the Distribution Agreement, as applicable; provided, however, that the calculation of discounts and royalties under the IUSA, the Distribution Agreement, if any, and this Agreement shall be performed separately, as set forth in Section 7.1 hereof. All other applicable terms and conditions in the IUSA (including but not limited to audit provisions) shall be applicable to this Agreement, substituting "Break-Up Software" for "Software".

8.       DISTRIBUTION AGREEMENT

         The parties anticipate that they may enter into a Distribution Agreement covering products that are similar to Runtime Environment, Extension Environment or Development Environment. If the parties enter into the Distribution Agreement, each of them agrees to negotiate in good faith to amend this Agreement to add provisions dealing with, among other things, a license grant and royalty payments having substantially equivalent terms as those set forth in Sections 6 and 7 hereof.

9.       NON-SOLICITATION

         From the date on which IBM or ODI gives notice of exercise of the Break-Up Option until two years thereafter (i) IBM shall not solicit, employ or retain as a consultant any architect, programmer or other technical person who is then an employee, or at any time during the then-preceding twelve month period was an employee, of ODI, and (ii) ODI shall not solicit, employ or retain as a consultant any architect, programmer or other technical person whose principal responsibility at IBM concerns object oriented database products; provided, however, that if the Source Code Option is not exercised as provided herein, then this Section 9 shall terminate on the Break-Up Date or the Bankruptcy Date, as the case may be.

10.       DISCLAIMER OF WARRANTIES

         10.1 EXCEPT AS SET FORTH IN SECTION 11, ODI PROVIDES THE ESCROWED MATERIALS AND THE RIGHTS GRANTED HEREUNDER ON AN AS-IS, WHERE-IS BASIS. ODI MAKES NO WARRANTIES OF ANY KIND, EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, WITH RESPECT TO THE ESCROWED MATERIALS OR THE RIGHTS GRANTED HEREUNDER OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

         10.2 IBM shall be solely responsible for any representations and warranties made in connection with the provision of Break-Up Software to any third party.

11.       WARRANTIES OF ODI

         11.1 ODI represents and warrants, with respect to all Escrowed Source Code and Escrowed Object Code delivered to IBM by ODI, that:

         (a) ODI is the sole owner of such Escrowed Source Code and Escrowed Object Code, except for any works designated to IBM as Third-Party Products subject to Section 6.4 hereof.

         (b) ODI has full and sufficient right to grant the rights and/or licenses granted to IBM in this Agreement subject to Section 6.4 hereof.

         (c) No such Escrowed Source Code and Escrowed Object Code have been published to ODI's knowledge under circumstances which have caused a loss of copyright therein; and

         (d) No such Escrowed Source Code and Escrowed Object Code infringes any patent, copyright, trademark or other intellectual property rights (including trade secrets), privacy, publicity or similar rights of any third party, nor has any claim (whether or not embodied in an action, past or present) of such infringement been asserted, and no such claim is pending against ODI. The indemnity set forth in Section 12 shall be IBM's sole remedy for any claim, damage, liability, loss or expense arising out of or related to a breach of
Section 11.1(b) and (d).

         (e) ODI represents and warrants that the Software delivered to IBM in connection with this Agreement does not and shall not contain any Code, programming instruction or set of instructions that is intentionally constructed with the ability to damage, interfere with or otherwise adversely affect computer programs, data files or hardware without the consent and intent of the computer user (hereinafter "Harmful Code"). ODI shall establish and enforce a policy and procedures, which shall be reviewed with IBM at IBM's request, to prevent any such Harmful Code programming instruction or set of instructions from being incorporated by ODI employees into the Software delivered to IBM in connection with this Agreement. ODI shall promptly notify IBM of any ODI knowledge or suspicion that such Harmful Code has been incorporated therein, provided, however, that such notification shall not be deemed to relieve ODI of any responsibility for resulting damages.

12.       Patent and Copyright Indemnity.

         12.1 ODI agrees to protect, defend, hold harmless and indemnify IBM and its Subsidiaries from and against any and all claim, damages, liabilities, losses and expenses, arising out of any alleged or actual infringement by any Escrowed Source Code or Escrowed Object Code, other than Third-Party Products, delivered to IBM in connection with this Agreement of a patent, copyright, trademark or other intellectual property right, or privacy, publicity or similar right of any third party, except that ODI shall have no indemnity obligation for any claim alleging infringement of any trademark (including any trade name, product name or similar right) resulting from the use of any name or mark by IBM, subcontractors, Sub-Distributors or IBM Subsidiaries.

         12.2 ODI shall have no liability under this Section 12 unless IBM (a) promptly notifies ODI in writing of the claim, damage, liability, loss or expense and (b) in the case of a third-party claim (i) gives ODI full authority, information and assistance to defend such claim and (ii) gives ODI sole control of the defense of such claim and all negotiations for the compromise or settlement thereof. If the Escrowed Source Code or Escrowed Object Code or any part thereof becomes, or is likely to become, the subject of a valid claim of infringement or the like under any patent, copyright or trade secret law, ODI shall have the right, at its option and expense, either (c) to obtain for IBM a license permitting the continued use of the Software or such part, or to replace or modify it so that it becomes non- infringing, or (d) if the exercise of commercially reasonable efforts fail to result in such a license, replacement or modification, to refund an amount equal to the depreciated license fee paid by IBM pursuant to Section 7 hereof for the Break-Up Software (calculated on a straight line basis over a seven-year life) and to terminate the license therefor. ODI shall have no liability hereunder with respect to third-party claims for any costs incurred by IBM or settlement entered into without ODI's prior written consent. ODI shall have no liability hereunder with respect to any claim, damage, liability, loss or expense based in whole or in part upon (e) the operation of Break-Up Software or the combination of the Break-Up software with other software or products not furnished by ODI, (f) any addition to or modification to the Software by any person or entity other than ODI, or (g) ODI furnishing to IBM any information, data, service and applications assistance, other than the Software and the printed manuals relating thereto.

         12.3 THE PROVISIONS OF THIS SECTION 12 STATE THE EXCLUSIVE LIABILITY OF ODI AND THE EXCLUSIVE REMEDY OF IBM WITH RESPECT TO ANY CLAIM OF PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE BREAK-UP SOFTWARE, ANY PART THEREOF OR THE USE THEREOF, OR CLAIM THAT ODI LACKS THE RIGHT TO GRANT THE LICENSES GRANTED HEREIN, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND INDEMNITIES WITH RESPECT THERETO.

13.       CONFIDENTIAL MATERIALS

         13.1 IBM acknowledges that ODI and third party vendors claim that the Escrowed Materials (other than Escrowed Materials previously disclosed as Class I Confidential Information or non-confidential information pursuant to the ARCI prior to the Break-Up Date, but including Third Party Products, if any), and the Derivative Source Code (excluding from such definitions IBM Materials) (collectively, the "Confidential Materials") contain information that ODI asserts is confidential and proprietary and constitutes a valuable asset of ODI. confidential Materials shall not include any information that:

                  1. is already known by or in the possession of IBM or any of its Subsidiaries without obligation of confidence;

                  2. is independently developed by IBM or any of its Subsidiaries;

                  3. is or becomes publicly available without breach of any of the Contract Documents;

                  4. is rightfully received by IBM from a third party without obligation of confidence;

                  5. is released for disclosure by IBM with the Written consent of ODI.

         13.2 Prior to the Break-Up Date or Bankruptcy Date, as the case may be, IBM's obligations with respect to Confidential Information, as defined in the ARCI, shall be subject to the provisions of the ARCI. After the Break-Up Date or Bankruptcy Date, as the case may be, IBM's obligations with respect to Confidential Information (including any Escrowed Materials) delivered to IBM prior to either such date shall remain governed by the ARCI. However, the provisions of this Agreement, including Sections 6 and 13 hereof, and not the provisions of the ARCI (except to the extent provisions from the ARCI are incorporated herein), shall govern IBM's obligations with respect to the Confidential Materials on and after the Break-Up Date or Bankruptcy Date, as the case may be, except to the extent any portion thereof was delivered to IBM prior to either such date.

         13.3 For a period beginning on the Break-Up Date or Bankruptcy Date, as the case may be, and ending seven years after the First Date, IBM shall hold the Confidential Materials strictly confidential and shall use them only as expressly permitted by this Agreement. Except as permitted pursuant to the licenses granted under Section 6 hereof, IBM shall limit the use of and access to the Confidential Materials to its employees, or employees of IBM Subsidiaries or subcontractors having access to same pursuant to Section 6 hereof, who have a need to use the Confidential Materials on behalf of IBM in order for IBM to exercise its rights hereunder and who have executed confidentiality agreements that will apply to the Confidential Materials and are at least as protective as the terms of this Section 13; and IBM shall prevent unauthorized disclosure, publication, display or use of any Confidential Materials; provided however, that the exceptions to disclosure set forth in
Section 8.0 of the ARCI are incorporated by reference herein.

         13.4 Notwithstanding anything in this Section 13 to the contrary, end user documentation and end user educational materials, if any, contained in the Escrowed Materials shall be and remain non-confidential information.

         13.5 IBM shall place or maintain appropriate copyright, trademark or government rights or restrictive notices on or in the Derivative Works to preserve copyrights therein and shall reproduce all such notices on any copies of the Escrowed Materials and the Derivative Works, or any part thereof, that IBM may make.

         13.6 IBM agrees that it shall not permit any third party to reverse assemble or reverse compile the Break-Up Software or otherwise attempt to access Escrowed Source Code or Derivative Source Code, or to sublicense, rent, lease or assign the Escrowed Source Code or Derivative Software to any third party, except as authorized by this Agreement or in a prior written authorization made by ODI in its sole discretion or as permitted in Section 6.1.g.

         13.7 The two parties further agree that, should any of their advertising, promotional or other materials be inaccurate, misleading or otherwise misuse the other party's trademarks or trade names, the offending party will, upon reasonable notice from the other party, change or correct such materials at its own expense.

         13.8 IBM agrees that ODI shall be an intended third party beneficiary of the agreements between IBM and Sub-Distributors, Customers, and its Subsidiaries referred to in this Agreement. IBM agrees to cooperate with ODI's efforts to exercise its third party beneficiary rights and enforce the terms and conditions of such agreements.

         13.9 Notwithstanding anything herein to the contrary, IBM shall not directly or indirectly export or re-export any Confidential Materials outside the United States, without complying with all applicable export control and other laws and regulations (including providing ODI any required assurances regarding export and re-export).

         13.10 IBM shall not use or adopt the following ODI service marks or trademarks: OBJECT DESIGN, ODI, OBJECTSTORE, SCHEMADESIGNER, OBJECTSTORE BROWSER and LEADERSHIP BY DESIGN and the 0 logo or any confusingly similar marks and IBM agrees not to contest or attack ODI's exclusive rights in the marks listed in this Section 13.10.

         13.11 If IBM grants a sublicense, directly or indirectly, to the United States Government or any agency thereof, IBM shall comply with the provisions of
Schedule 10 to the IUSA in addition to all provisions hereof relating to sublicensing to Customers generally.

         13.12 (a) Subject to any of ODI's applicable copyrights, trademarks, or patents, IBM and its Subsidiaries shall be free to use any ideas, concepts, know-how or techniques retained in the unaided memory of those employees who have properly had access to Confidential Materials ("residual information") in the development, manufacture, marketing and maintenance of IBM's products and services, or for any other purpose, except as provided in paragraph (b) below; provided in each case that such use does not violate any of the obligations not to disclose, publish or disseminate such Confidential Materials during the period of confidentiality specified in Section 13.3; and provided further in each case that such use is not prohibited or restricted under any of the other Contract Documents and that nothing in this paragraph shall abrogate or limit any obligations under any of the Contract Documents.

                  (b) Notwithstanding anything in paragraph (a) above to the contrary, any residual information relating to key ODI technologies (including, without limitation, virtual memory mapping, relocation, cache coherency, versioning and schema services) may not be employed in any way from the time of initial disclosure of such residual information until seven years after the First Date in the design, development or maintenance of any product (other than Derivative Works) which (a) supports the persistent storage of complex data structures and (b) allows dereferencing of pointers to such persistent data at speeds approaching transient pointer dereferences.

         13.13 Neither IBM nor any IBM Subsidiary shall state, in any formal public announcement or in a writing or record on any tape or storage device, that any Derivative Work is based on or derived from an ODI product or technology; provided, that this Section 13.13 will not prohibit IBM from disclosing such facts if required by law or if ODI has previously disclosed such facts in writing or on tape as described above; provided further, that nothing in this Section 13.13 is intended to prevent IBM from making valid product comparisons.

14.       INDEMNITY

         IBM agrees to indemnify and hold harmless (provided ODI promptly notifies IBM in writing of any such claim, allows IBM a reasonable period of time to cure any such breach, and cooperates with IBM to cure such breach) ODI and its officers, directors, employees and agents, from and against any and all claims, demand, damages, losses, liabilities, reasonable costs and expenses, (including reasonable attorneys' fees) arising out of or related to any actual or alleged:

         (a)      unauthorized disclosure of Escrowed Materials or Derivative
                  Works;

         (b) representation, warranty or obligation made or undertaken by IBM, or any distributor or party under direct or indirect license from IBM, to any third party regarding any Escrowed Materials or Derivative Work; or

         (c) infringement by a Derivative Work of any patent, copyright or trade secret or other intellectual property right of a third party, except if the infringement is solely based upon unmodified portions of Escrowed Materials. IBM shall have no liability under this Section 14 (c) unless ODI (a) promptly notifies IBM in writing of the claim, damage, liability, loss or expense and (b) in the case of a third-party claim (i) gives IBM full authority information and assistance to defend such claim and (ii) gives IBM sole control of the defenses of such claim and all negotiations for the compromise or settlement thereof.

15.       TERMINATION

         15.1 This Agreement shall terminate one month after the termination of the IUSA if the Source Code Option has not been exercised by IBM by that date.

         15.2 In the event either party (the "breaching party") fails to pay any sum of money when due hereunder or is otherwise in material breach of Section 4,
Section 6, Section 7, Section 9, or Section 13 of this Agreement, the other party (the "non-breaching party") shall have the right to terminate this Agreement. In such event, the non-breaching party shall give the breaching party notice specifying the nature of the breach, and, if the breaching party fails to cure the breach within 45 days of receipt of such notice, the non-breaching party may thereafter terminate this Agreement effective immediately by giving notice OF same.

         15.3 Upon any termination of this Agreement by ODI pursuant to Section 15.2, the licenses granted by ODI to IBM hereunder will terminate immediately (other than the right to fix Errors pursuant to Section 15.4 hereof) , but each Customer whom IBM, in accordance with the terms hereof, has previously sublicensed to use an existing version of the Break-Up Software may continue to use such existing version of the Break-Up Software so long as the end user is not in breach of any of the provisions of the license agreement required under
Section 6.2, and provided that IBM continues to monitor and enforce such compliance; provided further that all rights to license, sublicense, market or distribute an existing version of the Break-up Software shall terminate three months after termination of this Agreement. No payments previously made hereunder shall be refunded in the event of termination, provided that neither party hereby waives any right to collect damages which it may have in accordance with the terms of this Agreement and applicable law. No termination shall relieve either party of any obligation to pay amounts due as a result of transactions occurring prior to the effective date of termination.

         15.4 Upon any termination of this Agreement by ODI pursuant to Section
15.2 hereof, IBM may retain the Confidential Materials but may use such materials solely to fix Errors for then existing IBM internal applications and then existing Applications for then existing Customers as of the date of termination and for no other purpose, including, without limitation, preparing new versions of the Break-Up Software or otherwise preparing Derivative Works. IBM may also continue to operate then existing IBM internal applications and then existing Applications incorporating any of the Break-Up Software. IBM shall thereafter have no right to license additional copies of the Software or to create any additional Derivative Works. In addition, an authorized representative of IBM shall certify in writing to ODI that IBM has complied, within sixty days after termination of this Agreement, with the requirements of this Section 15.4.

         15.5 Notwithstanding anything else herein, the provisions of Sections 7, 10, 11, 12, 13, 14, 15, 16, 20 and 21 shall survive any termination of this Agreement.

16.       EQUITABLE RELIEF

         The covenants and agreements of IBM and ODI in Sections 3, 4, 5, 6, 9, 13 and 15 of this Agreement are of a special and unique character, and IBM and ODI acknowledge that money damages alone will not reasonably or adequately compensate ODI or IBM for any breach of such covenants and agreements. Therefore, ODI and IBM expressly agree that in the event of the breach or threatened breach of any such covenants or agreements, in addition to other rights or remedies which IBM or ODI may have, at law, in equity, or otherwise, IBM and ODI shall be entitled to injunctive or other equitable relief compelling specific performance of, and other compliance with, the terms of this Agreement.

17.       INDEPENDENT CONTRACTOR

         Each of the parties is and shall remain an independent contractor with respect to the other and the parties shall not represent themselves as principal and agent, partners or joint venturers. Neither party shall attempt to act, or represent itself as having the power, to bind the other or create any obligation on behalf of the other. Each party assumes full responsibility for the payment of all taxes, including social Security, unemployment and withholding taxes for all persons engaged by it in the performance of this Agreement. Neither party shall have the right to participate in any employee benefit program of the other.

18.       ASSIGNMENT

         IBM shall not assign, sub-contract or otherwise transfer any of its rights, or delegate any of its duties, hereunder, in whole or in part, except as authorized under Section 6. ODI may assign any of its rights under this Agreement to any person and delegate any of its duties under this Agreement to any person or entity which shall acquire or succeed to any substantial part of ODI's business. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, each of the parties and their respective permitted successors and assigns.

19.      NOTICES

         All notices to be given in connection with this Agreement shall be effective upon receipt, shall be made in writing and shall be sufficiently given if personally delivered or if sent by courier or other express mail service, postage prepaid, addressed to the parties entitled or required to receive such notice as follows:

Notices to IBM                                  Notices to ODI Chief Financial
                                                Officer
Laboratory Counsel                              Object Design, Inc.
IBM Corporation                                 one New England Executive Park
555 Bailey Avenue                               Burlington, MA  01803
San Jose, CA 95141
                                                Tel:  (617) 270-9797
Tel:  (408) 463-3044

Any party may by such notice to the others change such address.

20.      JURISDICTION

         ODI will not challenge the venue or jurisdiction of any action filed by IBM in connection with the interpretation or enforcement of this Agreement in a court of competent subject matter jurisdiction located in the State of New York and each of the parties hereby agrees to submit itself to the jurisdiction and venue of such courts for the purpose of any such action. If ODI files any such action in a court of competent jurisdiction in Massachusetts, IBM shall have the right to contest the jurisdiction and venue of such court. The parties hereby expressly waive any right to a jury trial and agree that any proceeding hereunder will be tried by a judge without a jury.

21.       APPLICABLE LAW

         This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York without regard to its principles of conflicts of laws or the United Nations Convention on the International Sale of Goods.

22.       ENTIRE AGREEMENT

         This Agreement in conjunction with the IUSA, ARCI, Escrow Agreement, Master Agreement, Stock Purchase Agreement and the Distribution Agreement (if any) sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral and written agreements and understandings relating thereto. There are no representations, warranties, agreements or understandings relating to the subject matter hereof that are not set forth herein and therein.

23.       NON-WAIVER AND AMENDMENT

         No waiver, alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing, expressly designated as an amendment hereto and signed by each of the parties hereto. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision. No remedy referred to in this Agreement is intended to be exclusive, but, subject to the provisions of Section 9, each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law, in equity or otherwise.

24.       SEVERABILITY

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms and intent to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

25.       COUNTERPARTS

         This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one agreement binding upon the parties.

26.      CAPTIONS

         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:_____________________________

Name:___________________________

Title:__________________________

OBJECT DESIGN, INC.

By:_____________________________

Name:___________________________

Title:__________________________